                                    EXHIBIT

               BULL & BEAR U.S. GOVERNMENT SECURITIES FUND, INC.

------------------------------------------------------------------------

                          PROXY STATEMENT FOR MEETING
                       OF KARPUS MANAGEMENT, INC. d/b/a
                         KARPUS INVESTMENT MANAGEMENT

------------------------------------------------------------------------


     This Proxy Statement is furnished in connection with a solicitation of proxies by Karpus Management, Inc. doing business as Karpus Investment Management ("KIM"), to be used at a Meeting of Shareholders of Bull & Bear U.S. Government Securities Fund, Inc. After reviewing the proxy statement, PLEASE TAKE THIS OPPORTUNITY TO SIGN AND RETURN THE BLUE PROXY CARD TO GEORGESON & COMPANY, WALL STREET PLAZA, NEW YORK, NEW YORK 10005. YOUR VOTE IS CRITICAL. KIM RECOMMENDS THAT YOU VOTE AGAINST THE PROPOSALS RECOMMENDED BY THE BOARD OF DIRECTORS (PROPOSALS A & B) AND VOTE FOR THE KIM PROPOSALS (PROPOSAL C & D).


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         A special or annual Meeting of Stockholders of Bull & Bear U.S.
Government Securities Fund, Inc. (the "Fund") will be held at the offices
                               , on            at     a.m. (the "Meeting").
KIM is soliciting proxies for the following purposes:

MANAGEMENT'S PROPOSAL
---------------------

The Fund's Current Management has announced that it will:
---------------------------------------------------------

A. Include investments up to 35% of the Fund's assets in equity investments. This will mean that the Fund will become a "balanced type" fund.

By implementing this change, Management must seek approval from the Shareholders to:

B. Change the name of the Fund to reflect the new investment composition of the Fund by elimination of "U.S. Government Securities Fund" presently contained in the Fund's title.

KARPUS MANAGEMENT, INC. PROPOSES:

C. Karpus Investment Management (KIM) nominates Donald R. Chambers, Ph.D. in Finance, as its candidate elect to the Board of Directors. Should the number of members of the Board of Directors be expanded beyond the current number of five (5), KIM reserves the option to make further nominations for election of candidates to the Board.

D. The investment advisory and management contract between Bull & Bear Advisers, Inc. and Bull & Bear U.S. Government Securities Fund, Inc. be terminated at the next meeting of shareholders due to sub-par performance along with uncontrolled expenses and Karpus Management Inc., d/b/a Karpus Investment Management, Inc. be hired as the replacement investment advisor and manager of the Fund. KIM will reduce investment management fees by 5% from the Fund's current schedule

     This Proxy Statement is furnished in connection with a solicitation of proxies by KIM to be used at the Meeting. Stockholders of record at the close
of business on             ("Record Date") are entitled to be present and to
vote on matters at the Meeting. Stockholders are entitled to one vote for each Fund share held and fractional votes for each fractional Fund share held. Stockholders of the Fund will vote as a single class and will vote separately on each proposal. Shares represented by executed and unrevoked proxies will be voted in accordance with the specifications made thereon. If no instructions are given, such shares will be voted AGAINST Proposals A and B and FOR Proposals C. and D., and on any other matter that may properly come before the Meeting. If the enclosed form or proxy is executed and returned, it nevertheless may be revoked by another proxy, or by letter, or telegram directed to the Fund, which must indicate the stockholder's name. To be effective, such revocation must be received prior to the Meeting. In addition, any stockholder who attends the Meeting in person may vote by ballot at the Meeting, thereby canceling any proxy previously
given. As of the Record Date, the Fund had               shares of common
stock issued and outstanding.

     It is estimated that this proxy statement and proxy voting card will be
mailed to stockholders of record on or about                       , 1998. The
Fund's principal executive offices are located at 11 Hanover Square, New York, New York 10005. Copies of the Fund's most recent Annual and Semi-Annual Reports are available without charge upon written request to the Fund at 11 Hanover Square, New York, New York 10005 or by calling toll-free 1-888-847-4200. Bull & Bear Advisers, Inc. (the "Investment Manger"), located at 11 Hanover Square, New York, New York 10005 is the Fund's investment manager.

Management's Proposal A.
------------------------

KIM opposes the addition of equity and other securities. Management of the Fund should not be allowed to invest up to 35% of the Fund's assets in Equity Securities. Shareholders should not allow Management to make this radical change without their approval.

     Management of the Fund, in the opinion of KIM, should not be permitted by the shareholders to invest up to 35% of the assets of the Fund in equity and other securities. It is the opinion of KIM that Management has consistently recommended changes to the Fund that have been to the detriment of the Shareholders. This is the same Management that recommended converting the Fund to closed-end format which resulted in the shares selling at a discount to the net asset value. Without changing the Fund's fundamental policy of investing in securities backed by full faith credit of the United States, direct obligations of the United States, Treasury Bills, Notes, Bonds, and certain agencies such as the Government National Mortgage Association, the Fund's Management can invest up to 35% of the assets of the Fund in a equity securities without approval of the shareholders. THE FUND'S MANAGEMENT SHOULD NOT BE ALLOWED TO MAKE THIS CHANGE WITHOUT THE CONSENT OF THE SHAREHOLDERS.

     Management of the Fund, in the opinion of KIM, has previously made decisions that were not in the best interests of the Shareholders, for example, the change in format of the Fund from open-end to closed-end in October of 1996. This decision caused shareholders who owned the Fund on October 31, 1996 to lose slightly over 10% of the market value of the shares by November 20, 1996. It is also the opinion of KIM that the 8% distribution policy adopted by the Fund could possibly erode the net asset value of the Fund in the future. The 8% distribution policy is to pay dividends to the shareholders equaling 2% of the net asset value of the fund on a quarterly basis. This dividend is to be comprised of any interest earned, dividends received, and if this is not sufficient to equal 2%, then the balance is to be return of principal.

     Shareholders should not entrust management of the Fund to implement the addition of equity and other securities to the Fund, as the Fund's advisor has achieved dismal investment results in other areas also. Every fund that owns stocks and other investments listed in the Wall Street Journal under Bull & Bear Group, the Adviser, has generated negative returns year- to-date, for the latest four weeks and latest twelve months. According to the Lipper Analytical Services, Inc. published in the Wall Street Journal of August 28, 1998 all five of the open-end mutual funds managed by Bull & Bear Group that contain stocks and other investments performed in the bottom 20% for 1 year, 3 years, and 5 year periods of time.

ADDITIONAL PORTFOLIO SECURITIES

     Currently the Fund's portfolio is invested in U.S. Treasury Notes and Bonds, obligations of other U.S. Government agencies or instrumentailities, including inflation- index instruments, and money market instruments. This conservative portfolio maintains the highest possible credit quality. Pursuant to the announcement of changes anticipated to commence on October 19, 1998, only 65% of the value of the total assets would be invested in U.S. Government Securities, obligations of other U.S. Government agencies or instrumentalities, including inflation-indexed instruments, and money market instruments. The Fund intends to invest up to 35% of the total assets of the Fund in equity and other securities. Previously the Fund has only invested in securities that are U.S. Government Securities, obligations of other U.S. Government agencies or instrumentalitites, including inflation-indexed instruments, and money market instruments.

     KIM RECOMMENDS THAT SHAREHOLDERS OPPOSE THIS CHANGE THAT WILL BE IMPLEMENTED BY MANAGEMENT.

Upon the addition of equity and other securities, it is the opinion of KIM that the name "Bull & Bear U.S. Government Securities Fund, Inc." would be deceptive and misleading. Because of this Management must seek approval from the Shareholders to:

B. Change the name of the Fund to reflect the new investment composition of the Fund by elimination of "U.S. Government Securities Fund" presently contained in the Fund's title.


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     KIM WANTS TO RETAIN THE CURRENT NAME OF THE FUND AND TO HAVE THE FUND
CONTINUE TO INVEST ONLY FIXED INCOME SECURITIES .

     KIM proposes to continue the current name of the Fund. The name "Bull & Bear U.S. Government Securities Fund, Inc." ensures investors that 65% of the assets of the Fund must be invested in U.S. Government Securities. This current name provides investors with the high quality securities in which they have originally chosen to invest.
     KIM believes under Section 35 of the Investment Company Act of 1940 investing up to 35% of the assets of the Fund in equity and other securities (other than fixed income securities) would tend to make the current name of the Fund deceptive and misleading. KIM believes the remaining 35% of the Fund should be invested in fixed income securities.

     KIM RECOMMENDS THAT YOU VOTE AGAINST MANAGEMENT'S PROPOSAL B.

KIM'S PROPOSAL C.
-----------------

C. Karpus Investment Management (KIM) nominates Donald R. Chambers, Ph.D. in Finance, as its candidate-elect to the Board of Directors. Should the number of members of the Board of Directors be expanded beyond five (5) , KIM reserves the right to make further nominations for election to the Board.

     KIM is proposing the election of Donald R. Chambers, Ph.D. because shareholders of Fund are entitled to an independent Director who will be dedicated to increasing shareholder value.

     Poor performance and outrageous expenses can not longer be tolerated. The questions many are asking:

     a. Why are they receiving such sub-par investment results?

     b Why, for the year ending June 30, 1998, were the expenses $641,257 as compared to $239,566 for the FULL fiscal year ending June 30, 1997?

     The expense ratio for the Fund for the year ending June 30,1998 equaled 5.77%. It is the belief of KIM that no other closed-end bond fund possesses this exorbitant expense ratio. High expenses are depriving the shareholders of additional returns. Someone must put a stop to "open-pocket" spending of the shareholder's money.

     Dr. Chambers, as a member of the Board, will effectively monitor the expenses within the Fund and initiate the necessary steps to reduce operating costs. Dr. Chambers, as a member of the Audit Committee, will cease to approve the unnecessary expenses which KIM believes the Fund has absorbed.

     According to Dow Jones News Service, Lipper Analytic Services, Inc. has identified BBG as one of the worst performing bond funds in its investment category in 1997. Since BBG was converted to a closed end investment company effective October 4, 1996, its price has fallen form $14 3/4 to $13 on August 31, 1998. This price decline of 8.43% during a strong bull market supports our belief that converting BBG to a closed end investment company has hurt the stockholders of BBG. The annualized return for this time period was -0.1508%. If a shareholder had reinvested dividends in the Fund they would have received a annualized return of -0.0029% for the time period.

     In further analyzing the Fund, the net asset value has continued to erode during in the seven months of 1998 (ending July 31, 1998) with a total return time period of 1.46%. The Lehman Aggregate Index (an appropriate benchmark to measure performance), meanwhile, had a total return of 4.15%. This comparison is a clear indication of the Fund's poor performance. KIM believes that this inferior return should no longer be acceptable to shareholders.

         KIM BELIEVES THAT A CHANGE WITHIN THE BOARD IS NECESSARY TO SET THE FUND BACK ON A PROFITABLE INVESTMENT COURSE.

     KIM believes that Donald R. Chambers, Ph.D. will provide the insight and unbiased professionalism that will benefit shareholders by taking viable steps to manage the discount at which the Fund has historically traded. These steps could include proposing open-ending the Fund, or share buy backs or tender offers. The nomination of Donald R. Chambers will assure independent and knowledgeable representation with the best interests of the shareholders as his primary concern.

A vote for Donald R. Chambers, Ph.D., the KIM candidate, will be a vote for representing shareholder interest.
Donald R. Chambers, Ph.D., Finance

     DONALD R. CHAMBERS, Ph.D. in Finance, 42, has been the Walter E. Hanson/KPMG Peat Marwick Professor of Finance, Department of Economics and Business at Lafayette College, Easton, Pennsylvania, for the past five years. His Ph.D. is from the University of North Carolina at Chapel Hill, North Carolina.

     A senior portfolio strategist and consultant, Dr. Chambers serves as a consultant to the industry and government, having advised the Consumers Advocate's Office of the Commonwealth of Pennsylvania, AT&T, Allstate, Bank of New York, Chase Manhattan Bank and other major corporations.

     Among his publishing credits are The Journal of Financial Economics, The Journal of Cash Management, The Journal of Finance, The Journal of Futures Markets, The Journal of Financial and Quantitative Analysis and Financial Management. He is the author of the corporate finance textbook with Harper Collins entitled Modern Corporate Finance, Theory and Practice.

     Dr. Chambers' address is 3325 Abbey Court, Bethlehem, Pennsylvania 18017


KIM'S PROPOSAL D.

D. The investment advisory and management contract between Bull & Bear Advisers, Inc. and Bull & Bear U.S. Government Securities Fund, Inc. be terminated at the next meeting of shareholders due to sub-par performance and uncontrolled expenses and Karpus Management Inc., d/b/a Karpus Investment Management, Inc. be hired as the replacement investment advisor and manager of the Fund. KIM will reduce investment management fees by 5% from the Fund's current schedule.

     KIM is proposing the termination of the management contract and the advisory contract of Bull & Bear Advisers, Inc. with the Fund due to inferior investment performance and uncontrolled expenses. KIM believes that the Fund has generated inadequate investment returns for shareholders. On October 4, 1996, Fund management recommended the conversion of the Fund from an open-end format to closed-end format. This was subsequently approved by the shareholders. From October 4, 1996 through and including June 30, 1998 shares of the Fund have experienced a -11.7647% price decline. The market price on October 4, 1996 was $14.75 per share, whereas the June 30, 1998 market price was $13.125 per share. (Based on closing prices.) The total return of the Fund including dividends being reinvested in shares equaled an annual equivalent of 0.0462% (10/4/96 through 6/30/98). During this same time period the Merrill Lynch 1-10 Year U.S. Government Index generated an annualized return of 7.33%.

     The net asset value of the Fund has also seriously underperformed appropriate market indices. As computed on Bloomberg Analytics, the simple price appreciation or depreciation (net change in price) of the NAV of the Fund, which does not include dividends being reinvested, from February 7, 1997 (this is the first reported NAV to Bloomberg) to June 30, 1998 equaled a -1.8573% annual equivalent. ( Annual equivalent is the annual representation of a securities yield which pays interest more than once a year.) With dividends being reinvested in the security the Fund returned 5.3707% for the same time period.

     As reported in The Wall Street Journal on June 30, 1998 according to Lipper Analytical Services, Inc., Bull & Bear U.S. Government Securities Fund. Inc. ranked in the BOTTOM 10 PERFORMERS IN THE CLOSED-END BOND CATEGORY.

     Bull & Bear U.S. Government Securities Fund, Inc.'s net asset value return from June 30, 1997 to June 30, 1998 was reported to be 5.40% which was the last place performance out of 118 closed-end bond funds in the Wall Street Journal Quarterly Closed-End Funds Review, published on July 6, 1998. (This included categories of U.S. Gov't Bond Funds, U.S. Mortgage Bond Funds, Investment Grade Bond Funds, Loan Participation Funds, High Yield Bond Funds, and Other Domestic Taxable Bond Funds.)

WHY SHAREHOLDERS SHOULD WANT KARPUS TO MANAGE THE FUND.

     Karpus Management, Inc. d/b/a Karpus Investment Management, Inc. ("KIM") is located at 14 A Tobey Village Office Park in Pittsford, New York 14534 (a suburb of Rochester). Formed in May of 1986 by George W. Karpus, President, KIM specializes in conservative fixed income investment management. As of July 31, 1998 KIM currently has approximately $340,000,000 under management comprised of 176 client relationships, with an average account size of $1,700,000. KIM currently employs 16 staff members, nine of which are professionals.

     The officers of KIM include George W. Karpus, President and CEO and JoAnn Van Degriff, Senior Vice President . KIM is a privately owned investment advisor, with no affiliations with any bank or brokerage firm. The largest shareholder of KIM is George W. Karpus. None of the officers or employees of KIM presently own shares in the Fund, nor have they owned shares in the past.

     KIM is well regarded for it's expertise in the fixed income market. KIM is ranked among the "Worlds Best Money Managers", published by Nelson's Information, Inc., in eight fixed income categories for the period ended December 31, 1997. KIM is also ranked by Mobius Group in the top quartile of all fixed income managers for the quarter, year, 3 year, 5 year, and ten year period ended December 31, 1997.

     KIM proposes if selected as the replacing investment manager for the Fund, that there will be a reduction in management fees by 5 % from the current level presently charged by Bull & Bear Advisers, Inc. This reduction in fees may slightly increase returns for shareholders.

     KIM presently represents beneficial ownership, on behalf of its clients, of 119,250 shares of the Fund or approximately 16.12% of the outstanding shares. As the largest shareholder of the Fund. KIM will dedicate its efforts to reducing expenses, improving investment returns, lowering management fees, and being responsive to shareholders of the Fund. KIM will initiate activities to attempt to close the discount to net asset value of the Fund, which may increase shareholder value. These activities may include instituting share repurchase programs, tender offers, and open ending the Fund. KIM has no previous experience in managing a mutual fund, however KIM currently manages five accounts that are larger than the Fund.

     THE FUND HAS ANNOUNCED THAT IT WILL INVEST UP TO 35% OF THE FUND'S ASSETS IN EQUITY AND OTHER SECURITIES COMMENCING OCTOBER 19, 1998. THE FUND IS FULLY AWARE THAT THIS CHANGE IN INVESTMENT COMPOSITION MAY FORCE KIM TO SELL SHARES HELD BY THE "ACCOUNTS".

     The accounts managed by KIM have investment restrictions which would preclude owning any type of balanced (equity and fixed income) investment vehicle. The majority of the accounts managed by KIM that hold shares of the Fund are prohibited in their investment guidelines from owning funds that contain equity and other securities. Upon implementation of the change in investment composition announced by the Fund, KIM may be forced by the Accounts investment restriction to sell shares which could result in a reduced market price and further widening of the discount to NAV at which the Fund currently trades. This may cause investors to see the market value of their shares to decline substantially. Management of the Fund is fully aware of this fact, which was disclosed to the Fund in September of 1997 and again in July of 1998, when the Fund previously proposed to become a "Balanced Fund." If the addition of equity and other securities is not implemented, the Accounts would not be forced by investment restrictions to sell Fund shares in the open market.

     It is the opinion of KIM that the market discount to net asset value may have been wider if it was not for the market participation of KIM. The total volume traded for the Fund from December 3, 1996 through June 30, 1998 equaled 754,500 shares. The current holding of the Accounts at 119,250 shares that were purchased from December 3, 1996 through June 30, 1998, represented 15.80% of this total volume. KIM believes that the activity generated by KIM helped support the price of the Fund and allowed liquidity for shareholders who wanted to sell their shares.

     KIM would directly benefit from managing the Funds by increased revenues from management fees derived by the Fund.

     KIM RECOMMENDS THAT YOU VOTE FOR KIM'S PROPOSAL D.

OTHER MATTERS

     KIM and the following advisory clients for whom it acts as investment adviser will bear the cost of soliciting proxies: Acra-Local 725 Pension Trust of Dade, Amalgamated Transit Union Local #1342, Cardinal American Corporation, Jeffrey I Cooper, Elderwood Affiliates, Inc. Retirement Plan, Seymour Fisher Marital Tr., Fish Furniture Profit Sharing Tr., The William and Estelle Golub Foundation, Inc., Hammer Lithograph Corp. Deferred Profit Sharing, Peter Russo, Trustee U/W William Henderson FBO F. Elizabeth, City of Hialeah Police Pension Fd., InterMetro Ind. Corp. Salaried Employees Pension Trust, James E. Morris IRA Rollover, Monro Muffler Brake, Inc. Retirement Plan, Painters Local 150 Annuity Fund, Plumbers & Pipefitters Local 138 Pension Fund, Roman Catholic Diocese of Syracuse, Inc., Sheet Metal Workers Local 46 Annuity Fund., Sheet Metal Workers Local 46 Pension Fund, YWCA of Rochester and Monroe County- Board Designated Fd., YWCA of Rochester & Monroe County- Endowment Fund, R. M. Blumenberg MD, M.L. Gelfand MD, P.A. Skudder MD Retirement Plan, John W. Brown Jr. IRA Rollover, Gateway-Longview Inc. Asset Management, Golub Corporation Employees Retirement Plan, Bull Bros. Inc. Employees Profit Sharing Plan, James Vazzanna, Patircia Vazanna & Michael Ray as Trustees for Andrew J. Kirch Charitable Remainder Trust U/Paragraph 7th of Will R. Edward Lodico IRA Rollover, Ronald and Judith Newman, and Siewert Equipment Co. Inc. Deferred Profit Sharing Plan. In addition to the use of the mails, proxies may be solicited personally, by telephone or by other means and such clients may pay persons holding

Fund shares in their names or those of their nominees for their expenses in sending soliciting materials to their principals. Solicitations will be made by regular employees of KIM. In addition, KIM will retain Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005 to solicit proxies on behalf of KIM for a fee estimated at $20,000 plus expenses. Additional costs and expenditures, including fees for attorneys, printing, and mailing are anticipated to be approximately $50,000. KIM intends to seek reimbursement from the Fund to itself and its advisory clients for some or all of their costs of solicitation.

     KIM has been advised by The Fund, which advice is applicable to proxies, as follows:

          If a proxy is properly executed and returned accompanied by instructions to withhold authority to vote, represents a broker "non-vote" ( that is, a proxy from a broker or nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote shares of the Fund on a particular matter with respect to which the broker or nominee does not have discretionary power) or is marked with an abstention ( collectively "abstentions") the Fund's shares represented thereby will be considered to be present at the Meeting for purposes of determining the existence of a quorum for the transaction of business. Under Maryland law, abstentions do not constitute a vote "for" or "against" a matter and will be disregarded in determining "votes cast" on an issue.

          In the event that a quorum is not present at the Meeting, or if a quorum is present but sufficient votes to approve any of the proposals are not received, the persons names as proxies may propose one or more adjournments of the Meeting to permit further solicitation of proxies. In determining whether to adjourn the meeting the following factors may be considered: the nature of the proposals that are the subject of the Meeting, the percentage of votes actually cast, the percentage of negative votes cast, the nature of any further solicitation, and the information to be provided to stockholders with respect to the reasons for the solicitation. Any adjournment will require the affirmative vote of a majority of those shares affected by the adjournment that are represented at the meeting in person or by proxy. A stockholder vote may be taken for one or more of the proposals in this Proxy Statement prior to any adjournment if sufficient votes have been received for approval. If a quorum is present, the persons named as management proxies will vote those proxies which they are entitled to vote "for" a Proposal in favor of adjournment, and will vote those proxies required to be voted "against" a Proposal against any adjournment. A quorum is constituted with respect to the Fund by the presence in person or by proxy of the holders of a majority of the outstanding shares of the Fund entitled to vote at the Meeting.

     The Fund's Management has alleged that KIM has engaged in improper actions. They have alleged that KIM has damaged the Fund's trading market and violated Section 16 (b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder. KIM has repeatedly and vigorously denied these allegations, which are now pending before the

United States District Court, Southern District, New York. KIM believes that the Fund's Management is using this action to deny KIM access to the shareholder list and records of the Fund and to force KIM to incur additional expenses. KIM has fully funded the legal fees needed to promote a proxy contest, obtain a list of holders of the Fund, along with defending itself against pending legal action by the Fund. The Board of Directors of the Fund has continuously approved the Fund's outrageous legal expenses, express mail costs, and other related expenses through their Audit Committee.

     KIM RECOMMENDS THAT YOU VOTE AGAINST ALL PROPOSALS BY THE BOARD OF DIRECTORS AND THAT YOU VOTE FOR KIM's PROPOSALS.

PLEASE VOTE THE BLUE PROXY CARD. IF YOU HAVE ANY QUESTIONS, WE URGE YOU TO CONTACT KIM TO DISCUSS ANY ISSUES WHICH MAY BE OF CONCERN. PLEASE CALL 800-646-4005 ANYTIME BETWEEN 8:30 A.M. AND 5:00 P.M.

     YOUR VOTE IS IMPORTANT, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE.

IF YOU NEED ASSISTANCE VOTING YOUR SHARES, PLEASE CONTACT OUR PROXY SOLICITOR, GEORGESON & CO. AT 800-223-2064





                         KARPUS MANAGEMENT, INC. d/b/a
                        KARPUS INVESTMENT MANAGEMENT .
                        14 A Tobey Village Office Park
                           Pittsford, New York 14534

THIS PROXY IS SOLICITED ON BEHALF OF KARPUS INVESTMENT MANAGEMENT

The undersigned hereby appoints George W. Karpus and Joel Negrin as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of Bull & Bear U.S. Government Securities Fund, Inc. outstanding in the name of the undersigned on

1998, at the meeting of shareholders to be held on           1998 or any
adjournment(s) thereof. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE "AGAINST" PROPOSALS A AND B AND "FOR" PROPOSALS C AND D AND IN THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY/VOTING INSTRUCTIONS CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

KIM RECOMMENDS A VOTE "AGAINST" PROPOSALS A, AND B.

The Fund's Current Management has announced that it will:

A. Include investments up to 35% of the Fund's assets in equity investments. This will mean that the Fund will become a "balanced type" Fund.

   [_]  FOR                           [_]  AGAINST               [_]  ABSTAIN

By implementing this change, Management must seek approval from the Shareholders to:

B. Change the name of the Fund to reflect the new investment composition of the Fund by elimination of "U.S. Government Securities Fund" presently contained in the Fund's title.

   [_]  FOR                           [_]  AGAINST               [_]  ABSTAIN

Karpus Management, Inc. Proposes:

C. Karpus Investment Management (KIM) nominates Donald R. Chambers, Ph.D. in Finance, as its candidate elect to the Board of Directors. Should the number of members of the Board of Directors be expanded beyond the current number of 5, KIM reserves the option to make further nominations for election to the Board.

   [_]  FOR                           [_]  AGAINST               [_]  ABSTAIN

D. The investment advisory and management contract between Bull & Bear Advisers, Inc. and Bull & Bear U.S. Government Securities Fund, Inc. be terminated at the next meeting of shareholders due to sub-par performance and uncontrolled expenses and Karpus Management Inc., d/b/a Karpus Investment

Management, Inc. be hired as the replacement investment advisor and manager of the Fund. KIM will reduce investment management fees by 5% from the Fund's current schedule

   [_]  FOR                           [_]  AGAINST               [_]  ABSTAIN

KIM RECOMMENDS THAT YOU VOTE "FOR" PROPOSALS C AND D.


Remember - The last proxy you sign and date will be the proxy that counts for your vote. Make sure that you are voting the proposals the way you wish.


                                             ---------------------------
                                             Signature


                                             ---------------------------
                                             Signature, if held jointly


                                             Dated:                 , 1998


     Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.